Exhibit 10.1

Volkswagen Group of America, Inc.

Volkswagen Group of America Investments, LLC

May 13, 2021

QuantumScape Battery, Inc.

1730 Technology Drive

San Jose, CA 95110

Attn: Jagdeep Singh, CEO

Dear Mr. Singh:

Reference is made to the Amended and Restated Joint Venture Agreement, dated May 14, 2020, by and among Volkswagen Group of America, Inc., a New Jersey corporation (“VWGoA”), Volkswagen Group of America Investments, LLC, a Delaware limited liability company, an affiliate of VWGoA and designated member in the JV Entity (“VW Member”), QuantumScape Battery, Inc. (f/k/a QuantumScape Corporation), a Delaware corporation (“QS”), and QSV Operations LLC, a Delaware limited liability company (the “JV Entity”), as amended by that certain First Amendment to Amended and Restated Joint Venture Agreement, dated September 21, 2020, by and among the same parties (the Amended and Restated Joint Venture Agreement as amended by the First Amendment to Amended and Restated Joint Venture Agreement, the “JV Agreement”). VWGoA, VW Member, QS and the JV Entity are collectively referred to as the “Parties,” and any capitalized terms used herein without definition have the meanings set forth in the JV Agreement.

This letter confirms the agreement amongst the Parties of the following, notwithstanding anything in the JV Agreement to the contrary:

(a)	Subject to section (d) below, the Parties currently contemplate locating the Phase 1 Pilot Line in Salzgitter, Germany;

(b)

The Parties intend for the Phase 1 Pilot Line (currently with a planned 1 GWh of capacity) to be scalable to the Phase 2 Gigafactory (currently with a planned 20 GWh of capacity) at the same location, provided that the final decision for or against any such scaling remains reserved;

(c)	The Parties shall consider at a future date whether to increase the size of the Phase 1 Pilot Line from the currently planned 1 GWh of capacity, taking into account the factors set out in section (d);

(d)

The final determination of the location of the Phase 1 Pilot Line shall be made by VWGoA in its sole discretion no later than December 31, 2021 based on an analysis by VWGoA of operational costs, government incentives and other relevant considerations, and Section 3.1.1 of the JV Agreement is hereby amended accordingly; and

(e)

To the extent anything in this letter conflicts with any provision in the JV Agreement, this letter shall prevail, and except as may be amended hereby, the JV Agreement shall remain in full force and effect. Sections 9.6, 9.8 – 9.11, and 9.13 – 9.18 of the JV Agreement shall apply to this letter agreement mutatis mutandis.

Please confirm your acceptance and agreement of the matters set forth in this letter by executing in the space provided on the signature pages hereto.

Thank you.

Sincerely,

VOLKSWAGEN GROUP OF AMERICA, INC.

By:	/s/ Kevin Duke
Name: Kevin Duke
Title: Secretary

VOLKSWAGEN GROUP OF AMERICA INVESTMENTS, LLC

By:	/s/ Kevin Duke
Name: Kevin Duke
Title: VP & Secretary

Accepted and Agreed:

QUANTUMSCAPE BATTERY, INC.

By:	/s/ Michael O. McCarthy
Name: Michael O. McCarthy
Title: Chief Legal Officer

QSV OPERATIONS LLC

By:	/s/ Michael O. McCarthy
Name: Michael O. McCarthy
Title: Board Member